Exhibit 99.1

Knightscope News Release

February 10, 2022 5:30AM PST

Donna Loughlin Michaels, LMGPR, (408) 393-5575

Knightscope Elects Suzanne Muchin to Board of Directors

Public Safety Innovation Company Takes Leadership Role in Corporate Governance Diversity

MOUNTAIN VIEW, Calif., February 10, 2022 -- Knightscope, Inc. [Nasdaq: KSCP], a developer of advanced physical security technologies focused on enhancing U.S. security operations, today announced that Suzanne Muchin will join the Company’s board of directors effective immediately.

Ms. Muchin is a Clinical Associate Professor at the Kellogg School of Management and a graduate of Tufts University. She is also co-Founder and CEO of Bonfire, a company created to ignite the power of women to change the rules of the modern workforce. Ms. Muchin co-hosts the popular podcast, The Big Payoff, with her Bonfire co-Founder and longtime business partner, Rachel Bellow.

“Suzanne is a highly successful 7-time Founder with a deep passion for our long-term mission and I’m excited to welcome her to the Board,” said William Santana Li, chairman and CEO of Knightscope. “The Knightscope Board of Directors is comprised of 86% female, 43% minority and 100% in overall diversity representing our diverse shareholder base, setting what I hope will be a new standard in corporate governance,” continued Li.

Ms. Muchin possesses over 25 years of leadership experience that she leverages in Chicago’s entrepreneurship community, helping build the brands and social impact strategies for some of the city’s most well-known organizations and initiatives including 1871, MATTER, Impact Engine and P33. She was also inducted into the Chicago Entrepreneurship Hall of Fame in 2013 for her own ventures. Ms. Muchin is a member of the Wexner Heritage Foundation, an LP and Advisory Board member at MATH Venture Partners, a board member of 1871, and this year received the Human Rights Medallion Award from the American Jewish Committee.

“When I met Bill, I immediately thought about ‘the Man in the Arena,’” said Muchin. “He is an entrepreneur making a very big bet at the intersection of cutting-edge technology, purpose, and growth. That’s a team I’ll join any day, particularly when the purpose has an end game of reducing senseless crime in the United States.”

About Knightscope

Knightscope [Nasdaq: KSCP] is an advanced security technology company based in Silicon Valley that builds fully autonomous security robots that deter, detect and report. Knightscope’s long-term ambition is to make the United States of America the safest country in the world. Learn more about us at www.knightscope.com. Follow Knightscope on Facebook, Twitter, LinkedIn and Instagram.

Forward Looking Statements

This press release may contain ”forward-looking statements” about Knightscope’s future expectations, plans, outlook, projections and prospects. Such forward-looking statements can be identified by the use of words such as ”should,” ”may,” ”intends,” ”anticipates,” ”believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” ”proposes” and similar expressions. Although Knightscope believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in the offering circular filed with the SEC on January 26, 2022. Forward-looking statements speak only as of the date of the document in which they are contained, and Knightscope does not undertake any duty to update any forward-looking statements except as may be required by law.

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